Exhibit 99.2

Zynga Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 11, 2014, Zynga Inc. (the “Company”), through its direct subsidiary Zynga Game International Limited, completed its previously announced acquisition of all of the outstanding shares of NaturalMotion Limited, a U.K. company limited by shares (“NaturalMotion”), for $391 million in cash and 39.8 million shares of Zynga’s Class A Common Stock. Approximately 11.6 million of the 39.8 million shares were issued to continuing employees and are subject to vesting over a three-year period.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of the Company and NaturalMotion after giving effect to the acquisition and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2013 is presented as if the acquisition of NaturalMotion had occurred on December 31, 2013.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is presented as if the acquisition of NaturalMotion had occurred on January 1, 2013.

The acquisition of NaturalMotion has been accounted for under the purchase method of accounting under which the total purchase consideration is allocated to the net tangible and intangible assets acquired based on their acquisition date fair values, and the excess amount of purchase price over those fair values is recorded as goodwill. The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of the net tangible and intangible assets acquired in connection with the acquisition of NaturalMotion.

The unaudited pro forma condensed combined financial information is not intended to represent the Company’s results of operations or financial position that the Company would have reported had the NaturalMotion acquisition been completed as of the dates presented, and is not intended to represent or project the Company’s future results of operations or financial position. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies. Any of the assumptions and estimates described in the notes below may change or prove to be different than the final result and could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and of NaturalMotion included in this Form 8-K/A as of and for the year ended October 31, 2013.

ZYNGA INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of December 31, 2013

(In thousands, unaudited)

	Dec 31, 2013	Oct 31, 2013
	Zynga Inc.	NaturalMotion Ltd. (Note 1)	Pro Forma Adjustments (Note 3)	Notes	Pro Forma Condensed Combined
Assets
Current assets:
Cash and cash equivalents	$465,523	$29,294	$(391,000)	(a)	$103,817
Marketable securities	659,973	—	—		659,973
Accounts Receivable	65,667	5,578	(53)	(b)	71,192
Income tax receivable	6,943	—	—		6,943
Deferred tax assets	16,293	—	—		16,293
Restricted cash	3,493	—	47,042	(o)	50,535
Other current assets	23,507	822	(164)	(b)	24,165

Total current assets	1,241,399	35,694	(344,175)		932,918
Long-term marketable securities	416,474	—	—		416,474
Goodwill	227,989	2,354	419,871	(d)	650,214
Other intangible assets, net	18,282	81	74,719	(e)	93,082
Property and equipment, net	348,793	2,409	(607)	(b)	350,595
Other long-term assets	26,148	—	—		26,148

Total assets	$2,279,085	$40,538	149,808		$2,469,431

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,973	$859	$—		$21,832
Other current liabilities	68,866	5,313	30	(b,c)	74,209
Deferred revenue	186,663	25,322	(25,080)	(f)	186,905

Total current liabilities	276,502	31,494	(25,050)		282,946
Deferred revenue	3,252	—	—		3,252
Deferred tax liabilities	—	—	4,486	(g)	4,486
Other non-current liabilities	122,060	22	48,235	(c,o)	170,317

Total liabilities	401,814	31,516	27,671		461,001
Stockholders’ equity:
Common stock and additional paid in capital	2,823,743	29,979	101,180	(h)	2,954,902
Accumulated other comprehensive income (loss)	(1,046)	—	—		(1,046)
Accumulated deficit	(945,426)	(20,957)	20,957	(i)	(945,426)

Total stockholders’ equity	1,877,271	9,022	122,137		2,008,430

Total liabilities and stockholders’ equity	$2,279,085	$40,538	$149,808		$2,469,431

ZYNGA INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2013

(In thousands, except per share data, unaudited)

	Historical
	Year Ended
	Dec 31, 2013	Oct 31, 2013	Pro Forma Adjustments (Note 3)	Notes	Pro Forma Condensed Combined
	Zynga Inc.	NaturalMotion Ltd. (Note 1)
Revenue:
Online game	$759,572	$53,592	$—		$813,164
Advertising and other	113,694	6,309	(170)	(j)	119,833

Total Revenue	873,266	59,901	(170)		932,997
Costs and expenses:
Cost of revenue	248,358	17,445	18,367	(k,l)	284,170
Research and development	413,001	23,778	30,533	(l)	467,312
Sales and marketing	104,403	5,975	3,065	(k,l)	113,443
General and administrative	162,918	5,361	1,043	(c,l,m,p)	169,322
Impairment of intangible assets	10,217	—	—		10,217

Total costs and expenses	938,897	52,559	53,008		1,044,464

Income (loss) from operations	(65,631)	7,342	(53,178)		(111,467)
Interest income	4,148	28	—		4,176
Other income (expense), net	(3,386)	395	—		(2,991)

Income (loss) before income taxes	(64,869)	7,765	(53,178)		(110,282)
Provision for (benefit from) income taxes	(27,887)	191	(5,162)	(n)	(32,858)

Net income (loss)	$(36,982)	$7,574	$(48,016)		$(77,424)

Net income (loss) per share:
Basic and diluted	$(0.05)				$(0.09)

Weighted average common shares used to compute net income (loss) per share:
Basic and diluted	799,794				827,972

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of December 31, 2013, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013, are based on the historical financial statements of Zynga Inc. (the “Company”, or “we”) and NaturalMotion Limited, a U.K. company limited by shares (“NaturalMotion”) after giving effect to the Company’s acquisition of NaturalMotion, which occurred on February 11, 2014, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) 805, Business Combinations. In accordance with ASC 805, the Company allocates the purchase price of the acquisition to the tangible assets, liabilities, and identifiable intangible assets acquired based on their estimated fair values. The excess of the purchase price over those fair values is recorded as goodwill. During the measurement period, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. After the measurement period, which could be up to one year after the transaction date, the Company records subsequent adjustments to its statement of operations.

The preliminary fair values assigned to NaturalMotion’s tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. The Company believes that the information provides a reasonable basis for estimating the fair value of assets acquired and liabilities assumed, however, the preliminary measurements of fair value are subject to change, including in the area of income taxes payable and deferred taxes which are subject to change pending the completion of certain tax returns. The Company expects to finalize the valuation of the assets acquired and liabilities assumed as soon as practicable, but not later than one-year from the acquisition date.

The unaudited pro forma condensed combined financial information is not intended to represent the Company’s results of operations or financial position that the Company would have reported had the NaturalMotion acquisition been completed as of the dates presented, and is not intended to represent or project the Company’s future results of operations or financial position. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies. Any of the assumptions and estimates described in the notes below may change or prove to be different than the final result and could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and of NaturalMotion included in this Form 8-K/A as of and for the year ended October 31, 2013.

Accounting Periods Presented

NaturalMotions’s historical fiscal year ended on October 31, 2013 and, for purposes of this unaudited pro forma condensed combined financial information has been recaptioned and/or combined with the Company’s December 31, 2013 financial statements as explained below. Certain pro forma adjustments were made to conform NaturalMotion’s accounting policies to the Company’s accounting policies as noted below.

The unaudited pro forma condensed combined balance sheet as of December 31, 2013 is presented as if the NaturalMotion acquisition had occurred on December 31, 2013, and due to different fiscal period ends, combines the historical balance sheet of the Company at December 31, 2013 and the historical balance sheet of NaturalMotion at October 31, 2013. Certain pro forma adjustments to record differences between historical book values versus preliminary estimated fair value do not reflect actual adjustments recorded by the Company on the acquisition date since the pro-forma adjustments are presented against NatualMotion’s historical balances as of October 31, 2013 rather than as of the acquisition date.

The unaudited pro forma condensed combined statements of operations of the Company and NaturalMotion for the year ended December 31, 2013 are presented as if the NaturalMotion acquisition had taken place on January 1, 2013, and due to different fiscal period ends, combines the historical results of the Company for the year ended December 31, 2013 and the historical results of NaturalMotion for the year ended October 31, 2013.

Reporting Currency

The historical financial statements of NaturalMotion as of October 31, 2013 were prepared in conformity with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which differs in certain respects from accounting principles generally accepting in the United States (“US GAAP”). The reclassification adjustments described below and the pro-forma adjustments (j) and (p) in Note 3 serve to adjust for the applicable differences between UK GAAP and US GAAP, while the remaining pro-forma adjustments are to conform accounting policies to those followed by the Company or are the result of the purchase accounting adjustments recorded for the acquisition. Certain reclassifications, as described in the notes below, were made to NaturalMotion’s historical financial statements in order to conform to the Company’s presentation. As the Company’s reporting currency is US Dollars (USD), a translation rate of 1.6049 GBP/USD (the closing spot rate on October 31, 2013) was used to translate NaturalMotion’s historical financial statements from GBP to USD for purposes of these unaudited pro forma condensed combined financial statements.

Reclassifications

The following reclassifications have been made to conform the presentation of NaturalMotion’s historical financial statements with the Company’s presentation:

•	NaturalMotion’s revenues of $59.9 million for the year ended October 31, 2013 were reclassified as online game revenue of $53.6 million and $6.3 million of advertising and other revenue.

•	NaturalMotion’s cost of sales of $19.8 million, administrative expenses of $32.4 million, and net interest receivable of $8,000 were reclassified as cost of revenue of $17.4 million, research and development of $23.8 million, sales and marketing of $6.0 million, general and administrative of $5.4 million and other income of $0.4 million.

•	NaturalMotion’s tangible assets of $2.4 million were reclassified as property and equipment.

•	NaturalMotion’s debtors of $6.4 million were reclassified as accounts receivable of $5.6 million and other current assets of $0.8 million.

•	NaturalMotion’s creditors of $31.5 million were reclassified as accounts payable of $0.9 million, other current liabilities of $5.3 million and deferred revenue of $25.3 million.

•	NaturalMotion’s called-up share capital and share premium account of $30.0 million were reclassified as common stock of $30.0 million.

•	NaturalMotion’s profit and loss account – deficit of $21.0 million was reclassified as accumulated deficit of $21.0 million.

2.	PRELIMINARY ESTIMATED PURCHASE PRICE ALLOCATION (UNAUDITED)

On February 11, 2014, we acquired 100% of the outstanding stock of NaturalMotion, a provider of games for mobile phones and tablets. We acquired NaturalMotion to leverage its strong portfolio of technology, assembled workforce and existing mobile games in order to expand and enhance our game offerings particularly on mobile platforms. The acquisition date fair value of the purchase consideration was $522.2 million, which included the following:

Fair value of purchase consideration, in thousands
Cash	$391,000
Common stock (28,178,201 shares)	130,465
Fair value of stock options assumed	693

Total	$522,158

The value of the purchase consideration attributed to the 28.2 million common shares issued was based on the closing price of the Company’s Class A Common Stock on the date of the acquisition of $4.63.

The following table summarizes the preliminary acquisition date fair value of net tangible and intangible assets acquired, net of liabilities assumed from NaturalMotion:

	Preliminary estimated fair value, in thousands	Preliminary estimated weighted average useful life
Tangible net assets (liabilities) assumed	$(2,648)	N/A
Intangible Assets
Developed technology	59,900	3 years
Branding and trade names	15,000	4.6 years
Goodwill	449,906	N/A

Total	$522,158

Goodwill, which is partially deductible for U.S. income tax purposes, represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is primarily attributable to the assembled workforce of the acquired business and expected synergies at the time of the acquisition. The preliminary fair values of net tangible and intangible assets are management’s estimates based on the information available at the acquisition date.

On the acquisition date, the Company assumed unvested NaturalMotion employee stock options and exchanged them for Zynga stock options with a preliminary fair value of $29.7 million, of which $0.7 million was allocated to purchase consideration and the remaining $29.0 million was allocated to future compensation expense which will be recorded as stock-based expense over the remaining vesting period of the awards. Also on the acquisition date, the Company granted 11.6 million shares of Zynga’s Class A Common Stock that will vest over a period of 3 years subject to continued employment with Zynga. The value of these shares on the acquisition date was $53.6 million and will be recorded as stock-based expense over the requisite service period in accordance with the vesting terms. Transaction costs incurred by the Company in connection with the acquisition, including professional fees and transaction taxes, were $6.2 million and will be included in the Company’s statement of operations for the three months ended March 31, 2014.

3.	PRO FORMA ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following adjustments were made to the presentation of the Company’s unaudited pro forma condensed combined financial statements (unaudited, in thousands):

(a)	To record the $391,000 payment to NaturalMotion representing the cash portion of purchase consideration.

(b)	To adjust the historical balances as of October 31, 2013 for accounts receivable, other current assets, property & equipment, and other current liabilities to their preliminary estimated fair values.

(c)	To record $155 and $1,193 of current and non-current liabilities related to employment and sales tax contingencies, and the related expense.

(d)	To record the net impact of 1) the elimination of $2,354 of goodwill from NaturalMotion’s historical balance sheet and 2) the addition of $422,225 reflecting the preliminary estimate of goodwill resulting from the Company’s acquisition of NaturalMotion. This preliminary estimate of goodwill, which represents the excess of the purchase consideration over the estimated fair value of net tangible and intangible assets acquired, does not reflect the amount of goodwill actually recorded on the acquisition date since the estimated fair value of the net tangible assets acquired was based on NaturalMotion’s historical asset and liability balances as of October 31, 2013 and is for presentation purposes in these unaudited pro forma condensed combined financial statements.

(e)	To record the preliminary estimated fair value of the intangible assets of $74,800 acquired in the acquisition of NaturalMotion, net of the $81 recorded on NaturalMotion’s balance sheet as of October 31, 2013.

(f)	To reduce the historical carrying amount of NaturalMotion’s deferred revenue to its preliminary estimated fair value. The preliminary estimated fair value represents the estimated costs plus an assumed profit margin to fulfill all obligations associated with deferred revenue assumed in the acquisition.

(g)	To record the net of 1) a $14,960 increase in preliminary estimated deferred tax liabilities related to the book versus tax difference in the fair value of intangible assets recorded and 2) a $10,474 increase in preliminary estimated deferred tax assets.

(h)	Adjustment reflects the net impact of eliminating NaturalMotion’s historical common stock and additional paid in capital balance of $29,978, and recording 1) the acquisition date value of common stock issued as part of purchase consideration in the amount of $130,465 and 2) the estimated fair value of $693 representing the portion of stock options assumed allocated to purchase consideration.

(i)	To eliminate NaturalMotion’s historical accumulated deficit balance.

(j)	To reduce NaturalMotion’s revenue reported from sales of licenses of its technology to reflect revenue being recorded on a straight-line basis over the life of the associated maintenance term.

(k)	To record $18,364 and $3,063 of amortization expense associated with the Company’s acquisition of NaturalMotion to cost of revenue and sales and marketing expense as if the acquisition occurred on January 1, 2013, respectively, based on the preliminary estimated fair value of acquired developed technology and branding and trade name intangible assets which are being amortized ratably over their weighted average estimated economic lives of 3 years and 4.6 years, respectively.

(l)	To record $3 to cost of revenue, $30,533 to research and development, $2 to sales and marketing and $198 to general and administrative to reflect stock-based expense during the year ended December 31, 2013 associated with the 11.6 million shares of Class A Common Stock granted in the acquisition which vest over three years subject to continued employment with Zynga and stock options assumed (net of $55 previously recorded to research and development in NaturalMotion’s historical financial statements for the year ended October 31, 2013).

(m)	To record $139 of additional depreciation expense related to leasehold improvements based on our estimated economic life.

(n)	To record the impact on income taxes resulting from the pro-forma adjustments, excluding stock-based expense adjustments discussed in (l) above, based on the applicable income tax rate of 23%.

(o)	To record the $47,042 payment to the escrow account, which is included in the $391M cash portion of purchase consideration, as restricted cash and non-current liabilities.

(p)	To reverse the $642 of amortization expense related to goodwill recorded in NaturalMotion’s historical consolidated statement of operations as of October 31, 2013.